UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50129	59-3547281
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue

New York, NY 10016

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (16 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (16 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (16 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (16 CFR 240.13e-4(c)

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 7, 2006, Hudson Highland Group, Inc. issued a press release announcing its financial results for the quarter and six months ended June 30, 2006. A copy of such press release is furnished as Exhibit 99.1 to this Current Report.

Also on August 7, 2006, Hudson Highland Group, Inc. posted on its web site a Letter to Shareholders, Employees and Friends, which discusses results for the quarter and six months ended June 30, 2006. A copy of such letter is furnished as Exhibit 99.2 to this Current Report.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On August 7, 2006, the Board of Directors of Hudson Highland Group, Inc. (the “Company”) approved a plan to exit certain business activities. It is estimated that the pre-tax cost of the program will be between $4 million to $7 million for the year ended December 31, 2006. The plan includes costs for actions to consolidate support functions, particularly between North America and corporate, closing or reducing redundant sales functions and unprofitable offices ($2 million to $5 million) and moves to vacate certain leased facilities to more economical properties ($2 million). These actions are being undertaken to reduce costs and increase sustainable, long-term profitability of the Company. The future cash expenditures for the actions described above are anticipated to be paid out over the following six to twelve months and are equal to the estimated costs, as none of the actions anticipates asset disposals. During the three months ended June 30, 2006 the Company recognized expenses of $714,000 related to severance actions taken in conjunction with this program, which the Company considers to be immaterial.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

a. Financial Statements.

None.

b. Pro Forma Financial Information.

None.

c. Shell Company Transactions

None.

d. Exhibits

99.1	Press Release of Hudson Highland Group, Inc. issued on August 7, 2006.

99.2	Letter to Shareholders, Employees and Friends issued on August 7, 2006 and posted to Company’s web site.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.(Registrant)

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and Chief Financial
Officer

Dated: August 8, 2006

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Hudson Highland Group, Inc.

Current Report on Form 8-K

Exhibit Index

Exhibit Number	Description
99.1	Press Release of Hudson Highland Group, Inc. issued on August 7, 2006.

99.2	Letter to Shareholders, Employees and Friends issued on August 7, 2006 and posted to Company’s web site.